EXHIBIT 23

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8, No. 333-84906) pertaining to the WellPoint 401(k) Retirement Savings Plan of our report dated June 13, 2014 with respect to the financial statements and schedule of the WellPoint 401(k) Retirement Savings Plan included in this Annual Report (Form 11-K) for the year ended December 31, 2013.

/s/ Ernst & Young LLP
Indianapolis, Indiana
June 13, 2014